Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

fourth Quarter and full year 2018 Results

SYRACUSE, N.Y. — January 23, 2019 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2018 net income of $40.8 million and fully diluted earnings per share of $0.78. This compares to $72.0 million in net income or $1.40 per share for the fourth quarter of 2017. The fourth quarter 2017 results included a $38.0 million, or $0.74 per share, one-time gain from the revaluation of net deferred tax liabilities related to the enactment of the Tax Cuts and Jobs Act in December 2017. Excluding this one-time tax benefit and acquisition expenses, fourth quarter 2018 operating earnings per share (non-GAAP) were $0.11, or 16.4%, above the fourth quarter of 2017. Full year diluted earnings per share totaled $3.24 in 2018, compared to $3.03 in 2017. Full year 2018 diluted operating earnings per share (non-GAAP) of $3.23 were $0.59, or 22.3%, above the $2.64 per share of operating earnings generated in 2017.

2018 Performance Highlights:

❖	GAAP EPS
•	$0.78 per share for the fourth quarter of 2018, compared to $1.40 per share for the fourth quarter of 2017
•	$3.24 per share for full year 2018, compared to $3.03 for 2017
❖	Operating EPS (non-GAAP)
•	$0.78 per share for the fourth quarter of 2018, up 16.4% over the fourth quarter of 2017
•	$3.23 per share for full year 2018, up 22.3% over 2017
❖	Total Deposit Funding Costs
•	0.16% for the fourth quarter of 2018
•	0.13% for full year 2018
❖	Return on Assets
•	1.53% for the fourth quarter of 2018
•	1.58% for full year 2018
❖	Return on Tangible Equity
•	17.6% for fourth quarter 2018
•	19.1% for full year 2018
❖	Non-banking Noninterest Revenues
•	Up 7.3% over fourth quarter of 2017
•	Up 15.0% for full year 2018

“Our strong fourth quarter and 2018 performance reflected a full year of operating leverage from the 2017 acquisition of Merchants Bancshares and Northeast Retirement Services, as well as continued solid growth in our non-banking fee businesses. Fourth quarter fully-diluted operating earnings per share increased $0.11, or 16.4%, over 2017 despite a reduction in noninterest revenues of $3.1 million, or $0.05 per share, related to Durbin amendment mandated debit interchange price restrictions,” said Mark E. Tryniski President and Chief Executive Officer. “Total revenues for 2018 of $569.1 million were up $51.0 million or 9.8% over 2017, while operating earnings increased 22.3%, or $0.59 per share, despite a decrease of $0.11 per share in banking-related noninterest revenues related to the Durbin amendment. The Company’s historic discipline around deposit funding and asset quality was also evident in the 2018 results with average cost of deposits of 0.13%, and total net charge-offs of 0.15% of average loans. Overall, it was a very solid effort that positioned the organization for continued strong performance in 2019. Also, as announced yesterday, we have entered into a definitive agreement to acquire Kinderhook Bank Corp. which will provide an enhanced banking presence in five additional Upstate New York counties around the Capital District. The greater Albany region offers attractive demographics and we’re excited by the prospect of having a more significant presence in this area.”

Total revenues for the fourth quarter of 2018 were $141.6 million, an increase of $1.7 million, or 1.2%, over the fourth quarter of 2017. The Company recorded a $1.4 million, or 1.6%, increase in net interest income and a $0.3 million, or 0.5%, increase in noninterest revenues. The increase in net interest income was due to a 22 basis point increase in the yield on loans, offset in part by a decrease in average earning assets, lower investment securities yields and higher funding costs. Nonbanking noninterest revenues increased $2.5 million, or 7.3%, due to organic revenue growth in our employee benefit services segment, as well as acquired and organic growth in our wealth management and insurance businesses. This increase in nonbanking noninterest revenues was partially offset by a decrease in banking noninterest revenues of $2.2 million, or 11.2%, due almost entirely to Durbin amendment mandated debit interchange price restrictions.

On a linked quarter basis, total revenues decreased $0.4 million, or 0.3%. Net interest income was up $1.2 million, or 1.4%, and noninterest revenues were down $1.6 million, or 2.8%. The Company’s tax equivalent net interest margin increased six basis points from 3.71% in the third quarter of 2018 to 3.77% in the fourth quarter of 2018. This included two basis points of improvement due to the Company’s receipt of the semi-annual Federal Reserve Bank dividend payment totaling $0.4 million. Banking-related noninterest revenues were down $0.5 million, or 2.9%, and nonbanking noninterest revenues were down $0.6 million or 1.5%. In addition, during the third quarter of 2018, the Company recorded $0.7 million in unrealized gains on equity securities and $0.3 million in loss on prepayment of debt securities associated with the accelerated amortization of debt issuance costs, resulting in a $0.4 million net gain on these activities. This compares to $0.1 million of unrealized losses on equity securities during the fourth quarter.

The Company recorded a $2.5 million provision for loan losses in the fourth quarter 2018. This compares to a $5.4 million provision for loan losses recorded in the fourth quarter of 2017 and $2.2 million in the linked third quarter of 2018. The non-performing loan to total loans ratio was 0.40% at the end of the fourth quarter of 2018, down from 0.44% at the end of the fourth quarter of 2017 and consistent with linked third quarter results. The total loan delinquency ratio was 1.00% at the end of the fourth quarter of 2018. This is 10 basis points lower than the prior year fourth quarter end and seven basis points higher than the linked third quarter.

Total operating expenses for the fourth quarter of 2018 were $87.6 million. This compares to $86.1 million in total operating expenses (excluding acquisition expenses of $0.8 million) recorded in the fourth quarter of 2017. The $1.5 million, or 1.7%, increase in total operating expenses was due to higher amounts of salaries and employee benefits and occupancy and equipment expenses, partially offset by a $0.6 million decrease in amortization of intangible assets.

On a linked quarter basis, total operating expenses increased $2.4 million, or 2.8%. During the third quarter of 2018, the Company recovered $0.8 million of vendor contract termination charges, which were recorded as an acquisition expense during the second quarter of 2017. Excluding this recovery, total operating expenses increased $1.6 million, or 1.8%. Salaries and employee benefits expense increased $1.0 million including one additional day of payroll, while occupancy and equipment expense increased $0.4 million due to seasonal fluctuations and other expenses were $0.2 million higher.

The Company recorded $87.4 million in net interest income during the fourth quarter of 2018. This represents an increase of $1.4 million, or 1.6%, compared to the fourth quarter of 2017. Interest income on loans was up $3.6 million, or 5.2%, while interest income on investments, including cash equivalents, was down $0.8 million, or 3.9%. Interest expense increased $1.4 million as deposit and borrowing costs increased, reflective of higher market interest rates for these funding sources. The net interest margin increased three basis points, from 3.74% in the fourth quarter of 2017 to 3.77% in the fourth quarter of 2018. Earning asset yields increased 10 basis points, from 3.89% in the fourth quarter of 2017 to 3.99% in the fourth quarter of 2018. Average loan yields increased 22 basis points from 4.43% to 4.65% over the same periods due largely to an increase in market interest rates, including four 25 basis point increases in the Prime rate. Similarly, the yield on cash equivalents increased 66 basis points from 1.19% in the fourth quarter of 2017 to 1.85% in the fourth quarter of 2018. Conversely, the yield on investment securities decreased 19 basis points, from 2.81% to 2.62% between comparable quarterly periods. This was largely due to a decrease in the tax-equivalent yield on non-taxable municipal securities caused by a drop in the statutory Federal corporate tax rate between the periods. The Company’s cost of funds increased seven basis points, from 0.16% in the fourth quarter of 2017 to 0.23% in the fourth quarter of 2018. The Company’s cost of deposits was 0.16% during the fourth quarter of 2018, versus 0.10% in the fourth quarter of 2017.

Net interest income increased $1.2 million, or 1.4%, on a linked quarter basis. Interest income on loans was up $1.1 million due primarily to an eight basis point increase in the yield. Interest income on investment securities, including cash equivalents, was up $0.5 million primarily due to receipt of the semi-annual dividend payment from the Federal Reserve Bank. Net interest margin increased six basis points from 3.71% in the third quarter of 2018 to 3.77% in the fourth quarter. The yield on earning assets increased eight basis points between the linked quarters to 3.99% from 3.91%, while the total cost of funds increased two basis points to 0.23% from 0.21%.

The Company generated $13.7 million of wealth management and insurance services revenues in the fourth quarter of 2018. This represents a $1.3 million, or 10.1%, increase over the fourth quarter 2017 revenues of $12.4 million. During the fourth quarter of 2017 and the first two quarters of 2018, the Company acquired four small insurance and wealth management practices contributing to revenue growth. Employee benefit services revenues of $23.5 million, increased $1.3 million, or 5.6%, from the fourth quarter of 2017. These results were attributable to organic increases in the number of supported plans and related participant levels. On a linked quarter basis, wealth management and insurance services revenues were down $0.8 million due to seasonal and market-related influences, and employee benefits services revenues were up $0.2 million.

The effective tax rate for the fourth quarter of 2018 was 20.7%. This was down from a 28.6% effective tax rate in the fourth quarter of last year, excluding the $38.0 million one-time gain from the revaluation of net deferred tax liabilities. The decrease in the effective tax rate was largely attributable to the application of the lower federal tax rate due to the Tax Cuts and Jobs Act passed in the fourth quarter of 2017. The effective tax rate for the full year of 2018 was 20.8%.

The Company also provides supplemental reporting of its results on an “operating,” “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, the unrealized gain (loss) on equity securities, loss on debt prepayment and the one-time benefit from the revaluation of net deferred tax liabilities. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.81 in the fourth quarter of 2018, compared to $0.71 in the fourth quarter of 2017, a 14.1% increase.

Financial Position

Average earning assets were down $26.2 million, or 0.3%, on a linked quarter basis, from $9.33 billion during the third quarter of 2018 to $9.31 billion during the fourth quarter of 2018. Average loan balances during the fourth quarter were $6.28 billion, down $13.6 million, or 0.2%, from the third quarter. Average deposit balances were down $57.9 million, or 0.7%, from third quarter levels, due largely to increased utilization of certain off balance sheet products, which increased $93.9 million over the same period. Ending deposits were also down $141.5 million or 1.7%. Average borrowings in the fourth quarter of 2018 of $389.4 million, were down $4.1 million or 1.0% from the third quarter average of $393.5 million.

Ending loans at December 31, 2018 were $6.28 billion. This was down $19.8 million or 0.3% from the end of the third quarter, but up $24.4 million, or 0.4%, when compared to December 31, 2017. During the fourth quarter and consistent with seasonal expectations, outstanding balances in our consumer indirect, consumer direct and home equity portfolios decreased $28.5 million. This was partially offset, by a $15.4 million increase in consumer mortgage balances. Business lending was down $6.6 million, or 0.3%, as principal reductions slightly exceeded new loan advances and originations during the quarter. The increase in ending loans on a comparative year end basis was largely driven by growth in the Company’s consumer indirect and consumer mortgage loan portfolios.

Investment securities totaled $2.98 billion at December 31, 2018, up $33.6 million, or 1.1%, from the end of the linked third quarter of 2018, but down $99.7 million or 3.2% from December 31, 2017. The net unrealized loss in this portfolio was $16.0 million at December 31, 2018, as compared to a $52.8 million unrealized loss at September 30, 2018, down $36.8 million during the fourth quarter due to changes in market interest rates. These compare to a net unrealized gain of $23.9 million at December 31, 2017. The portfolio transitioned from a net unrealized gain position in December 2017 to a net unrealized loss position during early 2018 due to an increase in market interest rates. The effective duration of the portfolio was 3.3 years at the end of the fourth quarter.

Shareholders’ equity of $1.71 billion at December 31, 2018 was $79.5 million, or 4.9%, higher than the prior year period. The Company’s net tangible equity to net tangible assets ratio was 9.69% at December 31, 2018, up from 8.61% a year earlier and 9.13% at the end of the third quarter of 2018. The Company’s Tier 1 leverage ratio was 11.09% at the end of the fourth quarter, up from 10.00% a year earlier. These results are primarily a result of strong earnings generation and capital retention over the last four quarters.

As previously announced in January 2018, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2018. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in 2018. In December 2018, the Company reauthorized a new repurchase program for 2019 for up to 2.5 million shares of the Company stock.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $3.3 million for the fourth quarter. This compares to $5.8 million in the fourth quarter of 2017, $3.1 million of which was related to a charge-off recorded on a single credit relationship. Net charge-offs as an annualized percentage of average loans measured 0.21% in the fourth quarter of 2018 and 0.37% in the fourth quarter of 2017. Nonperforming loans as a percentage of total loans at the end of the fourth quarter and linked third quarter were 0.40%, as compared to 0.44% at December 31, 2017. The total loan delinquency ratio of 1.00% at the end of the fourth quarter was 10 basis points lower than the level one year earlier. The fourth quarter provision for loan losses of $2.5 million was $2.9 million lower than the fourth quarter of 2017, and $0.3 million higher than the third quarter of 2018. The allowance for loan losses to nonperforming loans was 197% at December 31, 2018, compared with 201% and 173% at the end of the third quarter of 2018 and fourth quarter of 2017, respectively. On a full year 2018 basis, the Company recorded 0.15% of net charge offs compared to 0.18% for the full year of 2017. The Company’s allowance for loan losses was $49.3 million or 0.78% of total loans outstanding at December 31, 2018, as compared to $47.6 million and 0.76% of total loans outstanding at the end of the prior year.

Dividend Increase

During the fourth quarter of 2018, the Company declared a quarterly cash dividend of $0.38 per share on its common stock. The Board of Directors raised the cash dividend by $0.04 per share, or 11.8%, during the third quarter of 2018 which marked the 26th consecutive year of dividend increases for the Company. President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of providing consistent and favorable long-term returns to our shareholders. The increase reflected the continued strength of our current operating performance and capital position.” The four cent, or 11.8%, increase in the Company’s quarterly cash dividend over the same quarter of the prior year brought the dividend to a level that represents an annualized yield of 2.4% based upon the $63.29 closing price of the Company’s stock on January 22, 2019.

Kinderhook Bank Corp.

On January 22, 2019, the Company announced that it had entered into a definitive agreement to acquire Kinderhook Bank Corp. (“Kinderhook”), parent company of National Union Bank of Kinderhook headquartered in Kinderhook, New York, for $93.4 million in cash. The acquisition will extend the Company’s branch footprint in the greater Capital District region of New York where the Company started a business banking operation in the first quarter of 2018. Upon completion of the merger, Community Bank will add 11 branch locations in the region with approximately $640 million of assets and deposits of $560 million. The Company expects to complete the acquisition late in the second quarter of 2019.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 23, 2019, to discuss fourth quarter and full year 2018 results. The conference call can be accessed at 866-337-5532 (786-460-7176, if outside United States and Canada) using the conference ID code 7885932. Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/28890.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data

(Dollars in thousands, except per share data)

	Quarter Ended		Year-to-Date
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Earnings
Loan income	$73,316	$69,716	$286,165	$253,949
Investment income	19,105	19,872	76,568	75,506
Total interest income	92,421	89,588	362,733	329,455
Interest expense	5,034	3,611	17,678	13,780
Net interest income	87,387	85,977	345,055	315,675
Provision for loan losses	2,495	5,381	10,837	10,984
Net interest income after provision for loan losses	84,892	80,596	334,218	304,691
Deposit service fees	16,116	18,115	70,384	67,896
Revenues from mortgage banking and other banking services	1,026	1,196	4,968	5,466
Wealth management and insurance services	13,675	12,415	56,089	48,229
Employee benefit services	23,466	22,212	92,279	80,830
Gain on sale of investments	0	0	0	2
Unrealized (loss)gain on equity securities	(65)	0	657	0
Loss on debt extinguishment	0	0	(318)	0
Total noninterest revenues	54,218	53,938	224,059	202,423
Salaries and employee benefits	52,040	49,006	207,363	186,903
Occupancy and equipment	10,210	9,622	39,948	35,561
Amortization of intangible assets	4,375	4,961	18,155	16,941
Acquisition expenses	0	794	(769)	25,986
Other	20,988	22,536	80,592	81,758
Total operating expenses	87,613	86,919	345,289	347,149
Income before income taxes	51,497	47,615	212,988	159,965
Income taxes	10,674	(24,411)	44,347	9,248
Net income	$40,823	$72,026	$168,641	$150,717
Basic earnings per share	$0.79	$1.41	$3.28	$3.07
Diluted earnings per share	$0.78	$1.40	$3.24	$3.03

Summary of Financial Data

(Dollars in thousands, except per share data)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$73,316	$72,256	$71,152	$69,441	$69,716
Investment income	19,105	18,647	19,853	18,963	19,872
Total interest income	92,421	90,903	91,005	88,404	89,588
Interest expense	5,034	4,705	4,159	3,780	3,611
Net interest income	87,387	86,198	86,846	84,624	85,977
Provision for loan losses	2,495	2,215	2,448	3,679	5,381
Net interest income after provision for loan losses	84,892	83,983	84,398	80,945	80,596
Deposit service fees	16,116	16,127	18,964	19,177	18,115
Revenues from mortgage banking and other banking services	1,026	1,536	1,163	1,243	1,196
Wealth management and insurance services	13,675	14,438	13,911	14,065	12,415
Employee benefit services	23,466	23,265	22,542	23,006	22,212
Unrealized (loss)gain on equity securities	(65)	743	(21)	0	0
Loss on debt extinguishment	0	(318)	0	0	0
Total noninterest revenues	54,218	55,791	56,559	57,491	53,938
Salaries and employee benefits	52,040	51,062	52,402	51,859	49,006
Occupancy and equipment	10,210	9,770	9,437	10,531	9,622
Amortization of intangible assets	4,375	4,427	4,555	4,798	4,961
Acquisition expenses	0	(832)	71	(8)	794
Other	20,988	20,806	19,647	19,151	22,536
Total operating expenses	87,613	85,233	86,112	86,331	86,919
Income before income taxes	51,497	54,541	54,845	52,105	47,615
Income taxes	10,674	11,435	10,239	11,999	(24,411)
Net income	$40,823	$43,106	$44,606	$40,106	$72,026
Basic earnings per share	$0.79	$0.84	$0.87	$0.78	$1.41
Diluted earnings per share	$0.78	$0.83	$0.86	$0.78	$1.40
Profitability
Return on assets	1.53%	1.61%	1.66%	1.52%	2.66%
Return on equity	9.63%	10.28%	10.91%	10.00%	17.88%
Return on tangible equity(2)	17.61%	19.06%	20.58%	19.11%	34.11%
Noninterest revenues/operating revenues (FTE) (1)	38.5%	39.4%	39.7%	40.7%	38.4%
Efficiency ratio	59.1%	58.0%	57.2%	57.8%	57.8%
Components of Net Interest Margin (FTE)
Loan yield	4.65%	4.57%	4.58%	4.53%	4.43%
Cash equivalents yield	1.85%	1.60%	1.73%	1.54%	1.19%
Investment yield	2.62%	2.55%	2.65%	2.60%	2.81%
Earning asset yield	3.99%	3.91%	3.91%	3.87%	3.89%
Interest-bearing deposit rate	0.22%	0.18%	0.15%	0.14%	0.14%
Borrowing rate	1.68%	1.96%	1.80%	1.48%	1.32%
Cost of all interest-bearing funds	0.31%	0.29%	0.25%	0.23%	0.22%
Cost of funds (includes DDA)	0.23%	0.21%	0.19%	0.17%	0.16%
Net interest margin (FTE)	3.77%	3.71%	3.73%	3.71%	3.74%
Fully tax-equivalent adjustment	$1,062	$1,071	$1,094	$1,118	$2,375

Summary of Financial Data

(Dollars in thousands, except per share data)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$6,276,231	$6,289,868	$6,250,739	$6,237,824	$6,274,679
Cash equivalents	28,817	26,832	170,745	90,406	34,223
Taxable investment securities	2,577,366	2,574,116	2,575,962	2,583,446	2,572,703
Nontaxable investment securities	423,902	441,719	457,254	468,773	491,578
Total interest-earning assets	9,306,316	9,332,535	9,454,700	9,380,449	9,373,183
Total assets	10,575,284	10,619,872	10,752,203	10,715,529	10,757,836
Interest-bearing deposits	6,039,390	6,077,581	6,282,098	6,219,052	6,206,663
Borrowings	389,378	393,483	397,101	453,114	449,377
Total interest-bearing liabilities	6,428,768	6,471,064	6,679,199	6,672,166	6,656,040
Noninterest-bearing deposits	2,317,042	2,336,778	2,287,722	2,268,778	2,307,155
Shareholders' equity	1,682,536	1,664,234	1,640,076	1,625,951	1,598,056
Balance Sheet Data
Cash and cash equivalents	$211,834	$256,838	$250,154	$543,899	$221,038
Investment securities	2,981,658	2,948,057	2,983,352	3,032,642	3,081,379
Loans:
Business lending	2,396,977	2,403,624	2,384,629	2,426,086	2,424,223
Consumer mortgage	2,235,408	2,220,022	2,210,051	2,211,882	2,220,298
Consumer indirect	1,083,207	1,098,943	1,063,679	1,008,198	1,011,978
Home equity	386,709	393,950	398,433	407,832	420,329
Consumer direct	178,820	184,349	181,217	173,032	179,929
Total loans	6,281,121	6,300,888	6,238,009	6,227,030	6,256,757
Allowance for loan losses	49,284	50,133	49,618	48,103	47,583
Intangible assets, net	807,349	811,700	816,127	820,584	825,088
Other assets	375,681	392,217	395,070	390,503	409,519
Total assets	10,608,359	10,659,567	10,633,094	10,966,555	10,746,198
Deposits:
Noninterest-bearing	2,312,816	2,346,932	2,332,745	2,372,824	2,293,057
Non-maturity interest-bearing	5,270,015	5,366,488	5,439,101	5,642,109	5,377,059
Time	739,540	750,401	742,147	756,159	774,304
Total deposits	8,322,371	8,463,821	8,513,993	8,771,092	8,444,420
Borrowings	315,743	276,559	183,785	281,744	363,082
Subordinated debt held by unconsolidated subsidiary trusts	97,939	97,939	122,826	122,820	122,814
Accrued interest and other liabilities	157,459	152,903	155,531	159,433	180,567
Total liabilities	8,893,512	8,991,222	8,976,135	9,335,089	9,110,883
Shareholders' equity	1,714,847	1,668,345	1,656,959	1,631,466	1,635,315
Total liabilities and shareholders' equity	10,608,359	10,659,567	10,633,094	10,966,555	10,746,198
Capital
Tier 1 leverage ratio	11.09%	10.72%	10.53%	10.19%	10.00%
Tangible equity/net tangible assets (2)	9.69%	9.13%	9.00%	8.42%	8.61%
Diluted weighted average common shares O/S	52,122	52,086	51,939	51,677	51,569
Period end common shares outstanding	51,258	51,137	51,086	50,884	50,696
Cash dividends declared per common share	$0.38	$0.38	$0.34	$0.34	$0.34
Book value	$33.46	$32.63	$32.43	$32.06	$32.26
Tangible book value(2)	$18.61	$17.67	$17.39	$16.88	$16.94
Common stock price (end of period)	$58.30	$61.07	$59.07	$53.56	$53.75

Summary of Financial Data

(Dollars in thousands, except per share data)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$22,544	$21,982	$22,807	$23,239	$24,740
Accruing loans 90+ days delinquent	2,455	2,951	6,532	6,425	2,706
Total nonperforming loans	24,999	24,933	29,339	29,664	27,446
Other real estate owned (OREO)	1,320	1,142	1,310	1,865	1,915
Total nonperforming assets	26,319	26,075	30,649	31,529	29,361
Net charge-offs	3,345	1,700	933	3,159	5,781
Allowance for loan losses/loans outstanding	0.78%	0.80%	0.80%	0.77%	0.76%
Nonperforming loans/loans outstanding	0.40%	0.40%	0.47%	0.48%	0.44%
Allowance for loan losses/nonperforming loans	197%	201%	169%	162%	173%
Net charge-offs/average loans	0.21%	0.11%	0.06%	0.21%	0.37%
Delinquent loans/ending loans	1.00%	0.93%	0.89%	1.01%	1.10%
Loan loss provision/net charge-offs	75%	130%	262%	116%	93%
Nonperforming assets/total assets	0.25%	0.24%	0.29%	0.29%	0.27%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$16,182	$14,684	$14,644	$15,161	$16,020
Accruing loans 90+ days delinquent	2,106	2,688	6,243	5,894	2,502
Total nonperforming loans	18,288	17,372	20,887	21,055	18,522
Other real estate owned (OREO)	669	859	1,025	1,336	1,221
Total nonperforming assets	18,957	18,231	21,912	22,391	19,743
Net charge-offs	3,053	1,533	552	1,800	2,279
Allowance for loan losses/loans outstanding	0.93%	0.96%	0.98%	0.97%	0.98%
Nonperforming loans/loans outstanding	0.36%	0.35%	0.43%	0.45%	0.40%
Allowance for loan losses/nonperforming loans	256%	274%	225%	216%	244%
Net charge-offs/average loans	0.24%	0.12%	0.05%	0.16%	0.20%
Delinquent loans/ending loans	1.06%	0.97%	0.91%	1.01%	1.12%
Loan loss provision/net charge-offs	76%	138%	364%	122%	67%
Nonperforming assets/total assets	0.20%	0.20%	0.24%	0.24%	0.22%

Summary of Financial Data

(Dollars in thousands, except per share data)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$40,823	$43,106	$44,606	$40,106	$72,026
Acquisition expenses	0	(832)	71	(8)	794
Tax effect of acquisition expenses	0	174	(13)	2	(227)
Tax Cuts and Jobs Act deferred tax impact	0	0	0	0	(38,010)
Subtotal (non-GAAP)	40,823	42,448	44,664	40,100	34,583
Unrealized (gain)loss on equity securities	65	(743)	21	0	0
Tax effect of unrealized (gain)loss on equity securities	(13)	156	(4)	0	0
Subtotal (non-GAAP)	40,875	41,861	44,681	40,100	34,583
Loss on debt extinguishment	0	318	0	0	0
Tax effect of loss on debt extinguishment	0	(67)	0	0	0
Operating net income (non-GAAP)	40,875	42,112	44,681	40,100	34,583
Amortization of intangibles	4,375	4,427	4,555	4,798	4,961
Tax effect of amortization of intangibles	(907)	(928)	(850)	(1,105)	(1,417)
Subtotal (non-GAAP)	44,343	45,611	48,386	43,793	38,127
Acquired non-impaired loan accretion	(1,838)	(1,980)	(2,040)	(2,063)	(1,930)
Tax effect of acquired non-impaired loan accretion	381	415	381	475	551
Adjusted net income (non-GAAP)	$42,886	$44,046	$46,727	$42,205	$36,748

Return on average assets
Adjusted net income (non-GAAP)	$42,886	$44,046	$46,727	$42,205	$36,748
Average total assets	10,575,284	10,619,872	10,752,203	10,715,529	10,757,836
Adjusted return on average assets	1.61%	1.65%	1.74%	1.60%	1.36%

Return on average equity
Adjusted net income (non-GAAP)	$42,886	$44,046	$46,727	$42,205	$36,748
Average total equity	1,682,536	1,664,234	1,640,076	1,625,951	1,598,056
Adjusted return on average equity	10.11%	10.50%	11.43%	10.53%	9.12%

Earnings per common share
Diluted earnings per share (GAAP)	$0.78	$0.83	$0.86	$0.78	$1.40
Acquisition expenses	0.00	(0.02)	0.00	0.00	0.02
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	(0.01)
Tax Cuts and Jobs Act deferred tax impact	0.00	0.00	0.00	0.00	(0.74)
Subtotal (non-GAAP)	0.78	0.81	0.86	0.78	0.67
Unrealized (gain)loss on equity securities	0.00	(0.01)	0.00	0.00	0.00
Tax effect of unrealized (gain)loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.78	0.80	0.86	0.78	0.67
Loss on debt extinguishment	0.00	0.01	0.00	0.00	0.00
Tax effect of loss on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.78	0.81	0.86	0.78	0.67
Amortization of intangibles	0.08	0.08	0.09	0.09	0.10
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.02)	(0.02)	(0.03)
Subtotal (non-GAAP)	0.84	0.87	0.93	0.85	0.74
Acquired non-impaired loan accretion	(0.04)	(0.04)	(0.04)	(0.04)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.81	$0.84	$0.90	$0.82	$0.71

Summary of Financial Data

(Dollars in thousands, except per share data)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$87,613	$85,233	$86,112	$86,331	$86,919
Amortization of intangibles	(4,375)	(4,427)	(4,555)	(4,798)	(4,961)
Acquisition expenses	0	832	(71)	8	(794)
Total adjusted noninterest expenses (non-GAAP)	$83,238	$81,638	$81,486	$81,541	$81,164

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$83,238	$81,638	$81,486	$81,541	$81,164
Tax-equivalent net interest income	88,449	87,269	87,940	85,742	88,352
Noninterest revenues	54,218	55,791	56,559	57,491	53,938
Acquired non-impaired loan accretion	(1,838)	(1,980)	(2,040)	(2,063)	(1,930)
Unrealized (gain)loss on equity securities	65	(743)	21	0	0
Loss on debt extinguishment	0	318	0	0	0
Operating revenues (non-GAAP) - denominator	140,894	140,655	142,480	141,170	140,360
Efficiency ratio (non-GAAP)	59.1%	58.0%	57.2%	57.8%	57.8%

Balance sheet data
Total assets
Total assets (GAAP)	$10,608,359	$10,659,567	$10,633,094	$10,966,555	$10,746,198
Intangible assets	(807,349)	(811,700)	(816,127)	(820,584)	(825,088)
Deferred taxes on intangible assets	46,370	46,882	47,334	47,904	48,419
Total tangible assets (non-GAAP)	9,847,380	9,894,749	9,864,301	10,193,875	9,969,529

Total common equity
Shareholders' Equity (GAAP)	1,714,847	1,668,345	1,656,959	1,631,466	1,635,315
Intangible assets	(807,349)	(811,700)	(816,127)	(820,584)	(825,088)
Deferred taxes on intangible assets	46,370	46,882	47,334	47,904	48,419
Total tangible common equity (non-GAAP)	953,868	903,527	888,166	858,786	858,646

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$953,868	$903,527	$888,166	$858,786	$858,646
Total tangible assets (non-GAAP) - denominator	9,847,380	9,894,749	9,864,301	10,193,875	9,969,529
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.69%	9.13%	9.00%	8.42%	8.61%

(1) Excludes unrealized gains and losses on equity securities and loss on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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